EXHIBIT 99.1 NEWS RELEASE DATED JANUARY 29, 2007

News Release: January 29, 2007

Contact: Connie Waks

206.340.2305 cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Declares Fourth Quarter 2006 Dividend of $2.2 Million

Seattle - The Board of Directors of the Federal Home Loan Bank of Seattle (Seattle Bank) has declared a cash dividend of $2.2 million or $.10 per share on average stock outstanding during the fourth quarter of 2006. The dividend will be paid in February 2007.

The Seattle Bank has made significant progress in its transition to an advance-focused business. On January 11, the Seattle Bank's regulator, the Federal Housing Finance Board, lifted its Written Agreement with the Seattle Bank, and on January 19, Standard & Poor's Rating Services improved the Seattle Bank's ratings outlook to "stable."

About the Seattle Bank

The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable more than 375 member institutions to provide their customers with greater access to mortgages, commercial loans, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release includes forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance and future bank actions, including the payment of dividends, may differ materially from projections because of many factors. Such factors may include, but are not limited to, business and capital management plan adjustments and amendments, changes in the bank's management and Board of Directors, regulatory actions or approvals, competitive pressure from other Federal Home Loan Banks and alternative funding sources, accounting adjustments or requirements, interest-rate volatility, the bank's ability to maintain adequate capital levels, changes in projected business volumes, our ability to appropriately manage our cost of funds, changes in our membership profile or the withdrawal of one or more large members, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and general economic conditions. Additional factors are discussed in the Seattle Bank's Form 10-Q for the quarter ended September, 30, 2006, and its Form 10, which went effective May 30, 2006, which are available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.